Exhibit 10.17

LEASE AGREEMENT

LANDLORD:	NB MS NEBC LLC

TENANT:	FARO Technologies, Inc.

BUILDING ADDRESS:	35 New England Business Center Drive Andover, Massachusetts 01810

SUBMISSION NOT AN OPTION

THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND NEGOTIATION DOES NOT CONSTITUTE AN OFFER TO LEASE, A RESERVATION OF, OR OPTION FOR THE PREMISES AND SHALL VEST NO RIGHT IN ANY PARTY. TENANT OR ANYONE CLAIMING UNDER OR THROUGH TENANT SHALL HAVE THE RIGHTS TO THE PREMISES AS SET FORTH HEREIN AND THIS LEASE BECOMES EFFECTIVE AS A LEASE ONLY UPON EXECUTION, ACKNOWLEDGEMENT AND DELIVERY THEREOF BY LANDLORD AND TENANT TO EACH OTHER, REGARDLESS OF ANY WRITTEN OR VERBAL REPRESENTATION OF ANY AGENT, MANAGER OR EMPLOYEE OF LANDLORD TO THE CONTRARY.

FROM THE OFFICE OF:

Rappaport, Aserkoff & Gelles

60 State Street, Suite 1525

Boston, Massachusetts 02109

617-227-7345

LEASE

NB MS NEBC LLC (“Landlord”)

to

FARO Technologies, Inc. (“Tenant”)

Table Of Contents

SECTION I. PREMISES	1
SECTION II. USE	1
SECTION III. TERM	2
SECTION IV. RENT	3
SECTION V. CONSTRUCTION AND PREPARATION OF THE PREMISES	4
SECTION VI. BUILDING AND EQUIPMENT; TENANT’S CARE OF PREMISES	5
SECTION VII. FLOOR LOAD, HEAVY MACHINERY	6
SECTION VIII. SERVICES	6
SECTION VIII-A. LANDLORD’S FAILURE TO PROVIDE SERVICES	7
SECTION IX. UTILITIES	7
SECTION X. ADDITIONAL RENT AND ESCALATION	8
SECTION XI. SALES TAX	13
SECTION XII. IMPROVEMENTS AND ALTERATIONS	13
SECTION XIII. INSPECTION	14
SECTION XIV. CASUALTY	14
SECTION XV. EMINENT DOMAIN	15
SECTION XVI. INDEMNIFICATION	16
SECTION XVII. PROPERTY OF TENANT	16
SECTION XVIII. INJURY AND DAMAGE	16
SECTION XIX. ASSIGNMENT, MORTGAGING, AND SUBLETTING	16
SECTION XX. SIGNS, WINDOW TREATMENT, AND ADVERTISING	18
SECTION XXI. INSURANCE COMPLIANCE	18
SECTION XXII. INFLAMMABLES, ODORS	18
SECTION XXIII. DEFAULT	19
SECTION XXIV. SUBORDINATION AND ESTOPPEL	20
SECTION XXV. NOTICES	21
SECTION XXVI. RULES AND REGULATIONS	21
SECTION XXVII. QUIET ENJOYMENT	22
SECTION XXVIII. BINDING AGREEMENT	22
SECTION XXIX. PARTNERSHIP	22
SECTION XXX. SEISIN	22
SECTION XXXI. INSURANCE	22
SECTION XXXII. SUBROGATION, INSURANCE PREMIUMS	23
SECTION XXXIII. REZONING	23
SECTION XXXIV. SEPARABILITY	23
SECTION XXXV. WAIVER OF TRIAL BY JURY	23
SECTION XXXVI. NO WAIVER	23
SECTION XXXVII. REMOVAL OF GOODS AND TENANT’S REPAIRS; HOLDING OVER	24
SECTION XXXVIII. CAPTIONS, PLURAL, GENDER	24
SECTION XXXIX. BROKERAGE	24
SECTION XL. HAZARDOUS WASTE	25
SECTION XLI. SECURITY DEPOSIT; GUARANTY	25

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SECTION XLII. LANDLORD’S RIGHT TO PERFORM FOR TENANT	26
SECTION XLIII. GOVERNING LAW	26
SECTION XLIV. RELOCATION	26
SECTION XLV. FORCE MAJEURE	26
SECTION XLVI. FINANCIAL INFORMATION	26
SECTION XLVII. PARKING	26
SECTION XLVIII. MULTIPLE COUNTERPARTS	27

LIST OF EXHIBITS:

Exhibit A	Lease Plan
Exhibit B	Landlord’s Work and Tenant’s Work
Exhibit B-1	Plans and Specifications
Exhibit B-2	Construction Rules
Exhibit C	Legal Holidays
Exhibit D	Scope of Services – Cleaning
Exhibit E	Subordination, Non-Disturbance and Attornment Agreement
Exhibit F	Form of Guaranty
Exhibit G	Bill of Sale
Rules and Regulations

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THIS LEASE (the “Lease”) made and entered into as of this      day of August, 2008 by and between NB MS NEBC LLC, a Delaware limited liability company, having a business address at 60 State Street, Suite 1500, Boston, Massachusetts 02109 (the “Landlord”) and FARO TECHNOLOGIES, INC., a Florida corporation having a business address at 125 Technology Park, Lake Mary, Florida 32746 (the “Tenant”).

SECTION I. PREMISES. Landlord leases to Tenant, and Tenant hereby hires and takes from Landlord the following described premises subject to the mortgages as hereinafter provided, and to all encumbrances of record.

The “Premises” are that portion of a building located in the Town of Andover, Massachusetts 01810 having a mailing address of 35 New England Business Center Drive (the “Building”) substantially as shown on Exhibit A hereto attached and made a part hereof, consisting of approximately 5,096 square feet of net rentable area (the “Net Rentable Area”) on the second floor of the Building. The Building and the parcel of land on which it is located are hereinafter referred to as the “Property”. The Property is part of the business park commonly known as New England Business Center comprised of 10, 15, 20, 25 and 35 New England Business Center Drive (the “Business Park”).

Landlord reserves and excepts all rights of ownership and use of the Property outside the Premises except that at all times during the term of this Lease Tenant shall have a reasonable means of access from the street to the Premises. Without limiting the foregoing reservation of rights by Landlord, it is understood that, Landlord in its sole discretion shall have the right to change, add, relocate and eliminate facilities structures and improvements in and to the Building and Property, to permit the use of or lease all or part thereof for exhibition and displays, to sell, lease or dedicate all or part thereof to public use, provided that the Premises continues to be usable for the purposes permitted by this Lease.

Concurrently with the execution and delivery of this Lease by Landlord, for the consideration stated therein, Landlord shall execute and deliver to Tenant a Bill of Sale in the form of Exhibit G attached hereto, appropriately completed (the “Bill of Sale”), and convey to Tenant the Property, pursuant to and as defined in the Bill of Sale.

SECTION II. USE. Tenant shall have the right to use, in common with others so entitled, all common areas associated with the Building including all corridors, elevator(s), loading dock(s), access ways, walkways, nonexclusive parking area(s), and courtyards and landscaped areas, if any. Tenant shall use the Premises for general office use, research and electronics and software testing and other reasonable uses incidental and related thereto and for no other purpose, provided that Tenant shall not use, permit nor suffer anything to be done or anything to be brought into or kept in the Premises or on the Property or Business Park which in Landlord’s reasonable judgment occasions discomfort or annoyance to any other tenants or occupants of the Building, Business Park, and parking area(s), if any, or which may tend to impair the reputation or appearance of the Building, the Property or the Business Park, or tend to interfere with the proper and economic operation of the Building, parking area(s), if any, or the Property or the Business Park by Landlord, or which shall violate the Certificate of Occupancy for the Building or any law or regulation of any governmental body. If, due to Tenant’s use of the Premises, improvements or alterations to the Premises or the Building are necessary to comply with any requirements imposed by law, Tenant shall pay the entire cost of such improvements or alterations.

Tenant will notify Landlord if the Premises will be vacant for more than thirty (30) consecutive days at any time during the term of this Lease, except by reason of casualty, taking or loss of access.

SECTION III. TERM.

(a) Initial Term. The term of this Lease shall be approximately five (5) years commencing on September 15, 2008 or such earlier date as Tenant occupies the Premises for the conduct of Tenant’s business in the ordinary course (the “Commencement Date”), and terminating sixty (60) months thereafter, plus the remaining portion of any unexpired calendar month at the end of the term (the “Termination Date”).

(b) Early Access. Tenant shall have access to the Premises without the payment of Rent or Additional Rent, but otherwise subject to the terms and conditions of this Lease, including, without being limited to, the provisions of Exhibit B, after the execution and delivery of this Lease by Landlord and Tenant and the approval by Landlord and Tenant of Tenant’s Work Plans and Specifications, as defined in Exhibit B, for the purpose of performing Tenant’s Work, installing cabling and wiring and installing any furniture and equipment of Tenant.

(c) Option to Extend. Provided Tenant is not in default in its obligations hereunder beyond any applicable cure period, Tenant shall have an option to extend this Lease for an additional term (hereinafter referred to as “Extended Term”) commencing immediately upon the expiration of the initial term hereof and continuing for a period of five (5) years, provided that Tenant proceeds strictly in accordance with the provisions of this Section III(c). Not later than two hundred seventy (270) days prior to the last day of the initial term hereof (the “Notice Date”), Tenant shall advise Landlord in writing that Tenant wishes to extend the term of this Lease (hereinafter referred to as “Tenant’s Extension Notice”). If at the time Landlord receives Tenant’s Extension Notice this Lease is in full force and effect without default on the part of the Tenant beyond any applicable cure period, then, during the next thirty (30) days, Landlord shall notify Tenant in writing of the Rent pursuant to Section IV of the Lease which shall be due for the Extended Term. The Rent specified by Landlord shall be that which the Landlord projects will be the fair market rent as of the commencement of the Extended Term, but in no event less than the rent for the last year during the initial term of this Lease. Within three (3) weeks after Landlord has given Tenant notice of the Rent pursuant to Section IV of this Lease for the Extended Term, Tenant shall notify Landlord whether or not it agrees to pay such Rent. If Tenant shall agree in writing to pay such Rent, then this Lease shall be extended for the Extended Term without the execution of any additional documents, and each and every term and condition of this Lease shall apply during the Extended Term except only that the Rent specified in Section IV of this Lease during the Extended Term shall be that agreed upon by Landlord and Tenant, and the phrase “term of this Lease” shall be construed to mean the Extended Term of this Lease. If Tenant shall not agree in writing to pay such Rent, this Lease shall terminate as provided in Section III(a) of this Lease and Tenant shall vacate the Premises on or before such date in accordance with the provisions of this Lease. If Tenant shall fail to give Landlord written notice on or before the Notice Date, as hereinbefore specified, Tenant shall have no right to extend this Lease for the Extended Term, and this Lease shall terminate as provided in Section III(a) of this Lease and Tenant shall vacate the Premises on or before such date in accordance with the provisions of this Lease, unless Tenant shall have elected by written notice to Landlord during said three (3) week period to have the rent for the Extended Term determined by the arbitration system described herein.

Each of Landlord and Tenant shall at its own cost and expense retain a real estate broker, who must have ten (10) years experience in commercial leasing in the greater Boston metropolitan market, to determine the fair market rent for the Premises as of the commencement date of the Extended Term, which appraisals must be completed and submitted within thirty (30) days of the commencement of the appraisal process by Tenant’s notice. If the two appraisals are within ten percent (10%) of each other, the average of the two amounts shall constitute the rent which shall be due during the Extended Term. If the two appraisals are not within ten percent (10%) of each other, the two brokers shall select a third real estate broker (who must also possess the minimum qualifications described above), who within the next thirty (30) days shall select which of the two initial amounts shall constitute the rent which shall be due during the Extended Term. Landlord and Tenant shall each bear one-half of the cost of said third broker. The appraisal process shall be binding upon both Landlord and Tenant, and once the process is initiated, Tenant may not withdraw the exercise of the Option to Extend. If Tenant shall fail to give Landlord written notice not less than two hundred seventy (270) days prior to the expiration of the initial term of this Lease, Tenant shall have no right to extend this Lease for the Extended Term, and this Lease shall terminate as provided in Section III, and Tenant shall vacate the Premises on or before such date in accordance with the provisions of this Lease.

SECTION IV. RENT. Tenant shall pay the following annual “Rent”, based upon the annual per square foot rental rate(s) set forth below multiplied by the Net Rentable Area of the Premises as set forth in Section I of this Lease:

Lease Year	Monthly Rent	Annual Rent Per Square Foot
Lease Year 1	$7,219.34	$17.00
Lease Year 2	$7,219.34	$17.00
Lease Year 3	$7,644.00	$18.00
Lease Year 4	$7,856.34	$18.50
Lease Year 5	$8,068.67	$19.00

For the purposes of this Section IV, the term “Lease Year” shall mean the twelve (12) month period commencing upon the Commencement Date, plus the remaining portion of any unexpired calendar month at the end of the first Lease Year, and each successive twelve (12) month period during the term hereof.

The Rent shall be paid in equal installments of one-twelfth ( 1 /12) of the annual Rent in advance on the first day of each calendar month.

Tenant shall pay a proportionate share of such monthly installment for any fraction of a calendar month at the beginning or end of the term of this Lease.

Tenant shall pay the Rent and Additional Rent (as hereinafter defined) without demand or notice and without deduction, abatement, counterclaim, or set-off, to the Landlord, NB MS NEBC LLC, P.O. Box 845974, Boston, Massachusetts 02284-5974, or at such other place as designated from time to time by Landlord in writing.

Upon the first time in any calendar year that Tenant fails to pay Rent or Additional Rent and such failure continues for five (5) days, Tenant shall pay interest at the rate of one and one-half percent (1- 1/12%) per month on the unpaid Rent or Additional Rent from the due date until the date paid. Upon the second time in the same calendar year that Tenant fails to pay Rent or Additional Rent when due (whether or not such failure continues for five (5) days), and each time thereafter in the same calendar year that Tenant fails to pay Rent of Additional Rent when due, Tenant shall pay, in addition to such interest, upon demand by Landlord, a late charge in an amount equal to five percent (5%) of the unpaid Rent or Additional Rent. All amounts other than Rent that Tenant is required to pay in accordance with the provisions of this Lease, together with all interest and penalties that may accrue thereon or in respect of Rent, shall be “Additional Rent,” and in the event of non-payment thereof by Tenant, Landlord shall have all the rights and remedies that would accrue to Landlord for non-payment of Rent.

SECTION V. CONSTRUCTION AND PREPARATION OF THE PREMISES.

(a) Landlord’s Work. Landlord shall do the work, if any, shown on Exhibit B attached hereto and made a part hereof as the work on the part of Landlord in a good and workmanlike manner in accordance with all laws, rules, regulations and ordinances applicable thereto (the “Landlord’s Work”). Landlord’s Work shall be done at Landlord’s expense except as otherwise provided on Exhibit B. To the extent practical, Landlord shall give advance notice to the Tenant of the approximate date upon which Landlord’s Work shall be “substantially completed”. “Substantial Completion” or “substantially completed” shall mean that Landlord’s Work has been completed, except for minor details of mechanical adjustment, decoration and finish which do not materially interfere with Tenant’s ability to use and occupy the Premises for the purposes permitted hereunder. If Substantial Completion of Landlord’s Work is delayed due to any act or omission of Tenant or Tenant’s representative, including, but not limited to, any delay by Tenant in the submission of plans, drawings, specifications or other information, or in approving any working drawings or estimates or in giving any authorization or approval, the Premises shall be deemed substantially completed on the date when they would have been ready but for such delay. The taking of possession of the Premises by Tenant shall be conclusive evidence of the acceptance of the Premises by Tenant and that the Premises are in good and satisfactory condition, in accordance with Landlord’s obligations hereunder.

(b) Tenant’s Work. Tenant shall do the work, if any, shown on Exhibit B as the work on the part of the Tenant (the “Tenant’s Work”), at its expense, and in a good and workmanlike manner in accordance with “Plans and Specifications” (as hereinafter defined) which have been prepared at Tenant’s expense and which have Landlord’s written approval, which approval of any non-structural work shall not be unreasonably withheld or delayed but which may be withheld as to any structural work in Landlord’s sole discretion, prior to the commencement of Tenant’s Work. Among other items, Landlord’s review of said Plans and Specifications may include potential impact on, and potential upgrades required to, base building systems. Landlord’s approval of Tenant’s Plans and Specifications, if given, shall not be deemed or construed as a representation by Landlord that said Plans and Specifications comply with applicable law, or are adequate or appropriate for Tenant’s requirements. Further, Landlord’s approval of Tenant’s Plans and Specifications, if given, may be conditioned upon Tenant payment for upgrades to base building systems required or necessitated by Tenant’s Work, or upon such other reasonable conditions as Landlord may impose. Tenant shall furnish and install any and all necessary trade fixtures, equipment and other items necessary for the proper conduct of Tenant’s business. “Plans and Specifications”, as used in this Section V(b) and in Section XII, shall mean documents and drawings sufficient for contract bidding and work completion, and shall include, but not be limited to, stamped, certified architectural, mechanical, electrical and plumbing plans. All of the foregoing work and all work Tenant may undertake pursuant to Section XII of this Lease shall be done in accordance with all laws, rules, regulations and ordinances applicable thereto, including, if necessary, compliance with the Americans With Disabilities Act, as amended from time to time, and the acquisition by Tenant of a Building Permit from the municipal department having jurisdiction, if required. In no event shall Landlord be required to provide or install any trade fixtures or equipment.

Landlord hereby approves J&J Construction Services as the contractor to be retained for the construction of the Tenant’s Work and any work under Section XII of this Lease. Tenant shall ensure that J&J Construction Services and its labor will work in harmony with other labor working in and about the Building, Property, and the Business Park and with suppliers of materials for use in construction in and about the Building, Property, and Business Park, and Tenant agrees that it will not do or permit to be done anything which would cause any labor difficulty in connection with any construction in and about the Building, Property, and Business Park.

Tenant shall require all of its contractors to carry (i) Worker’s Compensation Insurance in accordance with statutory requirements and (ii) Commercial General Liability Insurance and

Automobile Liability Insurance covering such contractors in or about the Premises, Building, Property and Business Park in amounts not less than Two Million Dollars ($2,000,000) combined single limits for property damage, for injury or death of more than one person in a single accident, and to submit certificates of insurance evidencing such coverage to Landlord prior to commencement of such work, which name Landlord as an additional insured thereunder as its interest may appear. Tenant agrees to indemnify, exonerate, and hold harmless Landlord and its management agent from all claims, liabilities, penalties, costs, expenses (including reasonable attorneys’ fees) actions, proceedings, demands and causes of actions occasioned by, on account of, or upon (i) Tenant’s contractors being on or about the Premises, the Building, the Property, or the Business Park, and/or (ii) any work done on the Premises pursuant to this Section V or Section XII of this Lease whether performed prior to the Commencement Date, during or after the term of this Lease, including, but not limited to, any claims, actions, demands or causes of action asserted by any other tenants in the Building against Landlord as a result of breach of covenant of quiet enjoyment. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall, at Tenant’s expense, resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord, it being agreed that such counsel as may act for insurance underwriters of Tenant engaged in such defense shall be deemed satisfactory.

All contractors, subcontractors, mechanics, laborers, materialmen, and others who perform any work, labor or services, or furnish any materials, or otherwise participate in the improvement or alteration of the Premises, are hereby given notice that Tenant is not authorized to subject Landlord’s interest in the Premises, Building or Property to any claim for mechanics’, laborers’ and materialmen’s liens, and all persons dealing directly or indirectly with Tenant may not look to the Premises, Building or Property as security for payment. Tenant shall save Landlord harmless from and against all expenses, liens, claims or damages to either property or person which arise from the making of any such additions, improvements, alterations and/or installations and shall remove any mechanics’, laborers’ and/or materialmen’s liens within ten (10) business days after the same have been filed.

SECTION VI. BUILDING AND EQUIPMENT; TENANT’S CARE OF PREMISES.

(a) Landlord’s Obligations. Landlord shall keep in good condition and repair the structure and exterior of the Building, the roof, the elevator(s), if any, the plumbing and electrical systems, and the heating, ventilating and air conditioning systems servicing the Building and the Premises (except for such equipment and service lines installed by Tenant or exclusively serving the Premises and except as otherwise provided in Section VIII), and the exterior parking area(s) serving the Building. The Landlord shall comply with applicable governmental rules, regulations, laws and ordinances affecting the Building, unless the violation is caused by Tenant or Tenant’s use of the Premises, or by any other tenant in the Building. Landlord shall keep the sidewalks, common corridors, stairways, elevator(s), if any, and all other means of ingress and egress for the Premises and all public portions of the Building in serviceable repair and in a reasonably clean and safe condition. Landlord reserves the right to interrupt, curtail, stop and suspend the furnishing of any services and operation of the plumbing and electrical, heating, ventilating, and air conditioning systems, and elevator(s), if any, when necessary, by reason of accident or emergency or for repairs, alterations, replacements or improvements, which may become necessary or when it cannot secure supplies or labor or by reason of any other cause beyond its control, without liability or any abatement of Rent or Additional Rent being due thereby, except as otherwise expressly provided herein.

(b) Tenant’s Obligations. Tenant shall maintain the Premises including all mechanical, electrical and plumbing systems installed by Tenant within the Premises or servicing the Premises exclusively (whether or not installed by Tenant), all partitions, walls (other than the structure of load bearing walls), floor coverings within the Premises, doors, loading dock(s) and glass within the Premises (other than exterior windows), and all other portions thereof in the condition each of the same were in at the time of the delivery thereof to Tenant, but in all events in good and tenantable working order, condition and repair, and will maintain, repair and replace the same when necessary so as to comply with the foregoing, except only for reasonable wear and tear and damage due to casualty for which and to the extent Landlord is required to purchase casualty insurance as provided in this Lease, and so as to comply with applicable laws.

SECTION VII. FLOOR LOAD, HEAVY MACHINERY. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which the floor was designed to carry and which is allowed by law which is equal to 40 pounds per square foot live load/20 pounds per square foot dead. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to prevent transmission of noise and vibration to any other part of the Building. Any moving of any machinery and/or equipment into, out of, or within the Premises shall be done only with the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, and shall be at the sole risk and hazard of Tenant, and at times specifically approved by Landlord. Tenant shall not in any way break, cut into, or damage the exterior perimeter walls or insulating panels of the Building in installing, ventilating or exhausting its equipment or in any other manner.

SECTION VIII. SERVICES. Landlord shall provide or cause:

(a) Access to the Building from the lobby Monday through Friday, except for holidays listed on Exhibit C, hereinafter referred to as “business days”, during normal business hours. Normal business hours are Monday through Friday, 8:00 AM to 6:00 PM, holidays excepted. At all other times, that is, twenty-four (24) hours a day, seven (7) days a week, Landlord shall provide restricted access to the Building in accordance with such Building standard entry system as shall from time to time be in effect. As of the Commencement Date, access to the Building at other than normal business hours shall be through either a card key or personnel identification pinstation system. Tenant shall be entitled to three (3) key cards per 1,000 net rentable square feet of Premises leased. Additional cards shall be provided to Tenant at a per card cost of Seven Dollars and 50/100 ($7.50). Upon the expiration or earlier termination of this Lease, Tenant shall surrender all key cards to Landlord; Tenant shall pay to Landlord Fifteen and 00/100 Dollars ($15.00) for each key card not so returned, which payment shall be deemed Additional Rent and may be withheld from Tenant’s security deposit or otherwise collected in accordance with applicable law. The Landlord reserves the right to alter the Building standard entry system from time to time as it sees fit.

(b) Use, in common with others, of all elevator facilities, subject to such reasonable rules and regulations as Landlord may prescribe.

(c) Building standard heat and air conditioning during normal business hours and from 9:00 AM to 1:00 PM on Saturdays which is reasonably required for reasonably comfortable occupation of the Premises, under normal business operation at an occupancy of not more than one person per 250 square feet of Net Rentable Area and an electrical demand load not exceeding the demand load of a typical office use for premises the size of the Premises, subject to all governmental laws, regulations or restrictions now or hereafter in force pertaining to the furnishing or use of such heat and air conditioning. Landlord shall provide heat and air conditioning to Tenant at other than normal business hours, provided that Tenant pays Landlord its charges for supplying the same. As of the Commencement Date, Landlord’s charge for supplying heat and air conditioning to Tenant at other than normal business hours is $75.00 per hour. Landlord reserves the right to increase this charge from time to time throughout the term of this Lease upon prior written notice to Tenant. Tenant shall not introduce into the Premises personnel or equipment which overloads the capacity of the Building systems or in any other way interferes with any system’s ability to perform adequately its proper functions. If Tenant violates the foregoing, Landlord may, at its option, upon prior notice to Tenant, elect to provide supplementary systems or take other steps to cure such violation, at Tenant’s sole cost and expense.

(d) The Premises to be kept reasonably clean as hereinafter described, provided the Premises are kept in order by Tenant. The cleaning services provided hereunder are limited to those set forth on Exhibit D attached hereto and made a part hereof which sets forth the scope of the cleaning services. The cleaning services shall be provided only Monday through Friday, legal holidays excepted. Notwithstanding the foregoing, at no time and under no circumstances shall Landlord have any responsibility for the storage or removal of any “medical waste”, “infectious waste”, “hazardous medical waste”, “hazardous waste”, as such terms may from time to time be defined in such municipal, state and federal statutes, laws, ordinances, rules and regulations as may apply to Tenant or to the Premises because of the business, profession or activity carried on in the Premises by Tenant, Tenant’s servants, agents, employees, invitees or anyone claiming by, through or under Tenant.

(e) Hot and cold running water, toilet paper, paper towels and hand soap for common area wash rooms and lavatories.

(f) Electricity for normal lighting of main lobby, elevator(s), stairways, parking areas, walkways and corridors.

SECTION VIII-A. LANDLORD’S FAILURE TO PROVIDE SERVICES. If all or a material portion of the Premises is rendered untenantable solely as a result of Landlord’s negligence, misconduct or intentional actions, or solely as a result of Landlord’s failure to fulfill any covenant or provision of this Lease on its part to be performed (unless such failure is caused in whole or in part by the action or inaction of Tenant), and such negligence, misconduct, intentional act, or failure to perform affects the life safety, mechanical, electrical and/or plumbing systems of the Building (“Essential Services”), or solely as a result of the United States Environmental Protection Agency, or any other federal, state or municipal governmental agency, officially declaring the Building or the Premises untenantable (unless such condition is caused in whole or in part by the action or inaction of Tenant), and the foregoing conditions materially and adversely interfere with the conduct of Tenant’s business (“Material Failure to Provide Services”), then Tenant shall have the right hereinafter set forth. During such period of Material Failure to Provide Services, Landlord will, if reasonably practical, arrange for the provision of Essential Services on an interim basis via temporary measures until final corrective measures can be accomplished. In the event a Material Failure to Provide Services is not remedied by Landlord within five (5) consecutive business days after written notice thereof from a corporate officer of Tenant, then Tenant shall have the right to abate the Rent due or becoming due under this Lease until said Material Failure to Provide Services is remedied by Landlord, but only to the extent that the Premises have been rendered untenantable. Said rent abatement shall be taken as a credit in four (4) equal installments against Tenant’s Rent obligations for the next four (4) successive calendar months hereunder. This Section VIII-A shall be Tenant’s sole and exclusive remedy on account of Landlord’s failure to provide services hereunder.

SECTION IX. UTILITIES. If any utilities are furnished directly to the Premises by a utility provider and separately metered, Tenant shall pay directly to the utility provider all costs of such utilities. Landlord shall have the right, at Landlord’s expense, to separately meter or check meter the Premises for any utilities. In such event, the cost of all such utilities shall be billed directly to Tenant by the appropriate utility provider or Tenant shall pay the cost thereof to Landlord based on readings of such check-meter, at the rate charged by the utility provider to its customers similarly situated with Tenant, as applicable.

(a) Demand and Usage. The electricity for the Premises shall meet a demand requirement (utilizing the demand measurement standards established by the supplying utility under the rate applicable to Landlord) not to exceed that of a typical office use for premises the size of the Premises with respect to Premises’ lighting and convenience outlets. Tenant agrees Tenant’s use of the Premises shall not exceed such requirements or any limits from time to time established under applicable laws or regulations, or regulations of the utility provider(s). Except at any time when the Premises is separately metered or check metered for electricity, in addition to the Rent set forth in Section IV of this Lease and as part of the Additional e due under this Lease, Tenant shall pay Landlord the sum of $1.50 per square foot per annum of Net Rentable Area of the Premises as an “Electricity Charge”. The Electricity Charge shall be paid in equal installments of one-twelfth ( 1 /12) of the Electricity Charge each in advance on the first day of each calendar month without deduction, demand, notice or set off, together with Rent and other Additional Rent described in this Lease. If the cost of Tenant’s electricity consumption exceeds the foregoing per square foot charge, Tenant shall pay the cost of such excess electricity usage.

(b) Consumption. If Landlord reasonably determines that Tenant’s consumption of electricity exceeds such rate or the demand or consumption limitations set forth above, then, upon demand accompanied by an explanation of such determination in reasonable detail, and in addition to any other rights Landlord may have hereunder, Tenant shall reimburse Landlord, as part of Tenant’s Additional Rent, for the cost of electricity usage or demand in excess of such limitations or per square foot cost.

SECTION X. ADDITIONAL RENT AND ESCALATION.

(a) Additional Rent/Taxes. In addition to the Rent set forth in Section IV of this Lease and as part of the Rent due pursuant to the provisions of this Lease, Tenant shall pay Landlord as Additional Rent the Tax Excess as set forth in this Section X. For the purposes of this Section X, the following words and terms shall have the following meaning:

(1) “Taxes” shall mean the total of all real estate taxes, charges, and assessments, extraordinary as well as ordinary, and any payments in lieu of such real estate taxes, levied, imposed, or assessed for a particular tax year during the term of this Lease by governmental authorities upon or attributable to the Property and/or the Business Park, or to any and all personalty owned by Landlord installed in or about the same by Landlord and any and all other taxes, levies, betterments, assessments and charges arising from the ownership and/or operation of the Property. If the taxation method changes and any franchise, income, profit or other tax shall be levied against Landlord in substitution or in lieu of any tax which would otherwise constitute a real estate tax or payment in lieu of real estate tax, or if a specific tax on rentals from the Property shall be levied against Landlord, such franchise, income, profit, rental or other tax shall be deemed to constitute “Taxes” for the purposes hereof.

(2) “Tax Base” shall mean the Taxes for the fiscal tax year 2009, commencing July 1, 2008 and terminating June 30, 2009 as abated, if abated.

(3) “Tenant’s Proportionate Share of Taxes” shall be five and eighty-seven hundredths percent (5.87%). In the event that the Net Rentable Area of the Building is increased or decreased, Tenant’s Proportionate Share of Taxes shall be adjusted to reflect the portion of the Net Rentable Area of the Building leased to Tenant.

(4) “Tax Year” shall mean the twelve-month period commencing July 1, 2009, and each twelve-month period commencing on an anniversary of said date during the term of the Lease.

(5) “Tax Excess” shall mean the amount, in any Tax Year by which the Taxes for said year exceed the Tax Base, multiplied by Tenant’s Proportionate Share of Taxes.

(6) “Tax Excess Statement” shall mean a statement setting forth in reasonable detail the amount payable by Tenant as Tax Excess for said Tax Year.

Appropriate credit against Tax Excess shall be given for any refund obtained by reason of a reduction in any Taxes. The original computation of Tax Excess, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Section X(a) shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authority. Expenditures for legal fees and for other expenses incurred in analyzing the desirability of pursuing or obtaining the tax refund shall be charged against the tax refund before the adjustments are made for the Tax Year but, if there is no tax refund, Tenant shall be charged for such fees and other expenses as Operating Costs. In no event shall Tenant be entitled to receive a credit against Tax Excess for any Tax Year in an amount greater than Tenant’s share of the Tax Excess for such Tax Year, and in no event shall Tenant be entitled to receive a credit or refund against Rent or Additional Rent other than Tax Excess because of a reduction in Taxes.

(b) Additional Rent/Operating Costs. In addition to the Rent set forth in Section IV of this Lease and as part of the Rent due pursuant to the provisions of this Lease, Tenant shall pay Landlord as Additional Rent the Operating Cost Excess as set forth in this Section X(b). For the purposes of this Section X(b), the following words and terms shall have the following meaning:

(1) “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by the Landlord, whether directly or by allocation, in the operation, management, repair, cleaning and maintenance of the Building, the Property, related equipment and facilities and appurtenant parking and landscaped areas, if any, heating and cooling equipment, including but not limited to the following:

(a) All costs for fire, extended coverage, casualty, liability, worker’s compensation, rental interruption insurance, and all other bonds and insurance as may be required by the holder or guarantor of the mortgage upon the Building in which the Premises are located, or otherwise reasonably required.

(b) Water and sewer charges.

(c) Fuel charges, except to the extent that the same are separately metered or apportioned to tenants.

(d) Heating, ventilating and air conditioning equipment and filter service contracts.

(e) Rubbish removal.

(f) Electricity charges except to the extent that the same are separately metered or apportioned to tenants, including without limitation, the cost of electric current for the operation of elevator(s), if any, and public lights inside and outside the Building, and the parking area(s), if any.

(g) Security service equipment contracts, if any.

(h) Exterminating services and contracts.

(i) Wages, including all fringe benefits, federal and state payroll, unemployment and old age taxes paid by Landlord on account of all employees at or below the grade of property manager who are employed in, about or on account of the Property, the Building or other improvements of which the Premises are a part. Employees shall include administrative and overhead personnel. Such costs of any employee assigned less than full-time to the Property shall be allocated proportionately.

(j) The cost of labor and materials used in cleaning the Building, surrounding areaways and windows in the Building, and the parking area(s), if any.

(k) Supplies.

(l) Elevator service contracts, if any.

(m) All costs for permits and fees, except those associated with work undertaken solely for an individual tenant.

(n) The cost of capital improvements made after the Commencement Date to the Building and any parking areas, that Landlord in good faith believes will reduce (or reduce foreseeable increases in) Operating Costs or that are required for compliance with any applicable law, rule, regulation or code enacted or first applied to the Property after the date of this Lease, the cost thereof amortized over the estimated useful life of such improvements together with interest at a rate equal to two percent (2%) above the prime or base rate of interest announced from time to time by Bank of America, N.A. or its successor(s), with only the amortization and interest attributable to any calendar year to be included in Operating Costs for such year.

(o) All management fees paid for the Manager of the Building, and all asset management fees, not to exceed in the aggregate five percent (5%) of gross revenue of the Property.

(p) All fees, dues, assessments or charges with respect to the Building, Property, and/or the common areas of the Business Park in which the Property is located on account of any existing or future business improvement district, or similar association or designation affecting the Building and/or Property.

Notwithstanding the foregoing, Operating Costs shall not include the following:

(a) costs of alterations and other leasehold improvements (including the supervision and administration of such construction) and relocations of the premises of tenants of the Building;

(b) depreciation or amortization charges;

(c) interest and principal payments on mortgage loans or any loan fees payable in connection therewith;

(d) ground rental payments;

(e) legal fees and other costs and expenses incurred in connection with negotiating leases with tenants in the Building, enforcing lease obligations of tenants in the Building, or resolving disputes with tenants in the Building;

(f) interest, fines and penalties for delinquent payments made by Landlord;

(g) real estate brokerage and leasing commissions;

(h) any expenditures for which Landlord has been directly reimbursed by tenants of the Building (other than pursuant to tax and operating expense reimbursement provisions in leases, such as Operating Costs and Taxes);

(i) the costs of providing services to other tenants of the Building without a charge (i.e, excluding any services paid for such tenants through payment of operating expenses and taxes, such as Operating Costs and Taxes) that are in excess of those services provided or made available to Tenant without a charge (i.e., excluding any services provided to Tenant and paid for through payment of Operating Costs and Taxes hereunder), to the extend of such excess;

(j) expenses for repairs, maintenance or replacements for which Landlord is reimbursed from or pursuant to insurance or condemnation proceeds (or for which Landlord would have been so reimbursed had it maintained the insurance required hereunder) or pursuant to product or service warranties or guaranties;

(k) advertising expenses, leasing commissions and promotional expenses relating to leasing of space at the Building;

(l) excluding management fees provided in to Section X(b)(1)(o), amounts paid to subsidiaries or affiliates of Landlord for services to the Building, to the extent only that the costs of such services exceed the costs of such services rendered on arm’s-length terms by unrelated third parties;

(m) rentals of Building systems, elevators or other equipment ordinarily considered to be of a capital nature, other than temporary rentals to provide service during installation, repair, modification, etc., of base Building systems;

(n) damages awarded against Landlord or other costs incurred by Landlord by reason of Landlord’s breach of any agreement, including any lease;

(o) without limiting Landlord’s and Tenant’s obligations herein, the costs to remediate any violations of ADA or of environmental laws existing at the Building as of the Commencement Date, based on the requirements of ADA and of environmental laws in effect as of the Commencement Date; or

(p) costs, other than those incurred for ordinary maintenance, security and insurance, for any sculpture, paintings or other objects of fine art displayed in the Building.

(2) “Operating Cost Base” shall mean the actual Operating Costs for the calendar year 2008 (the “Operating Cost Base Year”). If and to the extent the Building is less than fully occupied during the Operating Cost Base Year, then those Operating Costs which are variable based upon occupancy levels shall be equitably adjusted to reflect the Operating Costs which would have been incurred had the Building been fully occupied during such Operating Cost Base Year.

(3) “Computation Year” shall mean each calendar year beginning with the calendar year 2009.

(4) “Tenant’s Proportionate Share of Operating Costs” shall be five and eighty-seven hundredths percent (5.87%). In the event that the Building is enlarged or diminished so as to increase or decrease the Net Rentable Area of the Building, Tenant’s Proportionate Share of Operating Costs shall be adjusted to reflect accurately the portion of the Net Rentable Area of the Building leased to Tenant.

(5) “Operating Cost Excess” shall mean the amount, in any Computation Year by which the Operating Costs for said year exceed the Operating Cost Base, multiplied by Tenant’s Proportionate Share of Operating Costs. If and to the extent that the Building is less than fully occupied during any Computation Year, then those Operating Costs which are variable based upon occupancy levels shall be equitably adjusted to reflect the Operating Costs which would have been incurred had the Building been fully occupied during such Computation Year.

(6) “Operating Cost Excess Statement” shall mean a statement setting forth in reasonable detail the amount payable by Tenant as Operating Cost Excess for the Computation Year.

(c) Additional Rent/Billing. Landlord may, at its sole discretion, bill Tenant monthly, quarterly, semi-annually or annually for Tax Excess and/or Operating Cost Excess. Any bill for a month, quarter or half-year may be rendered on an estimated basis, in which event (i) the Tax Excess estimate shall be Landlord’s reasonable estimate of what the increase or decrease in Taxes for such period during the current Tax Year shall be and (ii) the Operating Cost Excess estimate shall be Landlord’s reasonable estimate of what the increase or decrease in the cost of the items comprising Operating Costs for the current year shall be. Any estimated bill need not include all of the items mentioned in Section X(a) or (b). Any annual bill shall be rendered on the basis of actual costs only. If Landlord shall render a monthly, quarterly or semi-annual bill on account of any Tax Year or calendar year, as applicable, then within one hundred eighty (180) days after the close of such year, Landlord shall render an annual bill for such year which annual bill shall make all adjustments as may be necessary to reflect actual Taxes or changes during that year including, without limitation, any refund as may be due to Tenant, to be taken as a credit against future payments of Additional Rent due hereunder. All bills for Tax Excess and/or Operating Cost Excess shall be due at the same time and in the same manner as the next monthly installment of Rent is due pursuant to Section IV of this Lease, or if the term of this Lease has terminated or expired, within ten (10) days of receipt of such bill.

(d) Tenant Audit Rights. Provided that Tenant is not in default beyond the expiration of any applicable notice and cure period, Tenant shall have the right to audit the books, records and computations of Landlord relative to Operating Costs, provided that: (i) Tenant gives Landlord thirty (30) days prior written notice of its intent to audit; (ii) the audit occurs during Landlord’s normal business hours and in Landlord’s principal offices within the metropolitan Boston, Massachusetts, area; (iii) Tenant may audit said books and records once with respect to each calendar year; (iv) Tenant may only conduct the audit of a calendar year’s books and records if Tenant gives Landlord notice of intent to audit within one hundred twenty (120) days after receipt of the final statement for such calendar year; (v) the auditor shall not be compensated on a contingency basis; (vi) Tenant provides Landlord a copy of the auditor’s report; and (vii) the auditor agrees to execute a confidentiality agreement with respect to such audit. Tenant agrees to use reasonable efforts to keep all of the information obtained through said audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit, held in strict confidence by Tenant and Tenant’s officers, agents and employees, and Tenant also agrees to use reasonable, good faith efforts to cause such information not to be revealed in any manner to any person (other than Tenant’s accountants, attorneys, officers, agents and employees) except upon the written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, unless such disclosure is required pursuant to any litigation or other dispute resolution between Landlord and Tenant materially related to the facts disclosed by such audit, or otherwise required by law. The right of audit provided in this Section shall not be construed as postponing or delaying any payment of Rent or Additional Rent provided for herein.

If a Tenant audit demonstrates that Tenant has overpaid Operating Costs for any calendar year, the amount of any such overpayment shall be applied as a credit against the next succeeding payments of Tenant’s Proportionate Share of Operating Costs payable hereunder until such credit is exhausted. If the term of this Lease shall expire or otherwise be terminated (other than upon an Event of Default) before such credit is so applied, Landlord shall pay to Tenant the remaining balance of such overpayment amount within thirty (30) days after the expiration or earlier termination of the term hereof. If a Tenant audit demonstrates that Tenant has underpaid Operating Costs for any calendar year, Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days after delivery of the report of such audit to Landlord as Additional Rent.

(1) If the Commencement Date or the Termination Date of the Lease occurs in the middle of a Tax Year or Computation Year, Tenant shall be liable for only that portion of the Tax Excess or Operating Cost Excess in respect of such Tax Year or Computation Year, as applicable, represented by a fraction, the numerator of which is the number of days of the herein term which falls within the Tax Year or Computation Year, and the denominator of which is three hundred sixty-five (365).

(2) In the event of any taking of the Building or Property whereby this Lease shall not terminate under the provisions of Section XV, then (i) for the purpose of determining Operating Cost Excess, the Operating Cost Base shall be adjusted pro-rata to reflect the proportion of the Building and/or Property remaining after such taking and (ii) for the purpose of determining Tax Excess, in the event that the valuation of the Property is lowered to reflect the taking, the Tax Base shall be lowered proportionately in relation to the reduced valuation. In the event the taking includes a portion of the Premises or the Building of which it is a part, Tenant’s Proportionate Share shall be adjusted pro-rata to reflect the proportion of the Premises and/or Building remaining after such taking.

(3) Any obligation under Section X(a) or Section X(b) of Tenant which shall not have been paid at the expiration of the term of this Lease shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

SECTION XI. SALES TAX. In the event that any sales tax shall be levied by any authority having jurisdiction, upon the Rent and/or the Additional Rent, Tenant shall pay the exact amount of such tax to Landlord at the same time each installment of Rent and/or Additional Rent is paid to the Landlord.

SECTION XII. IMPROVEMENTS AND ALTERATIONS.

(a) Tenant may place such partitions, fixtures (including light fixtures), personal property, equipment, machinery and the like (subject to Section VII) in the Premises and may make, at its own expense, such improvements and alterations pursuant to Plans and Specifications that have the prior written approval of Landlord in each instance, which approval as to any non-structural items shall not be unreasonably withheld or delayed but which as to structural items may be granted or denied in Landlord’s sole discretion, provided that all work done by Tenant in the Premises shall be done in accordance with all zoning, building, fire and other codes applicable thereto. When Tenant submits Plans and Specifications for approval, it shall also list separately or otherwise clearly indicate all elements of the proposed work that Tenant desires to retain the right to remove from the Premises, during or at expiration of the term of this Lease, and as part of its response to Tenant’s submission, Landlord shall make any objections it has to such list and shall also list or otherwise indicate such elements of the proposed work as Landlord retains the right to require Tenant to remove at the expiration or earlier termination of the term of this Lease. So long as Tenant is not then in default under the Lease, Tenant shall have the right to remove all equipment, furnishings and furniture and such fixtures, improvements and appurtenances as have been approved by Landlord for removal at the time of its response to Tenant’s Plans and Specifications or otherwise, and paid for by Tenant and attached to or built into the Premises prior to or during the term of this Lease (“Tenant’s Removable Property”). Upon removal of any such fixtures, equipment, improvements and appurtenances, Tenant shall restore the Premises at least to its condition as of time of delivery of the Premises to Tenant. If Tenant fails to remove any Tenant’s Removable Property at the end of the term of this Lease the provisions of Section XXXVII shall apply. In the case of damage to or destruction of such items during the term of this Lease, Tenant shall have the right to recover its loss from any insurance company with which it has insured the same, notwithstanding that any of such things might be considered part of the Premises at the end of the term of this Lease. Landlord shall not require removal of pipes, wires and the like from the walls, ceilings or floors, provided that the Tenant properly cuts, caps and disconnects such pipes and wires and seals them off in a safe and lawful manner flush with the applicable wall, floor or ceiling and redecorates the area consistent with the remainder of the Premises. Tenant shall be responsible for any damage to the Building or to the property of other tenants caused by the malfunction of its equipment or the removal of its property as aforesaid.

SECTION XIII. INSPECTION. The Landlord and any mortgagee of the Building or of the Building and Property, or of Landlord’s interest therein, and their representatives, shall have the right at all times to enter the Premises to inspect the same and to make repairs or replacements therein as required by this Lease and to introduce conduits and pipes or ducts; provided, however, that the Landlord shall use reasonable efforts to provide notice of any such inspection (except in the event of an emergency for which no notice shall be given), and not to unduly disturb the Tenant’s use and occupancy.

SECTION XIV. CASUALTY.

(a) If the Premises, the Building or Property shall be damaged or destroyed by fire or other casualty insurable under standard coverage insurance to the extent of less than twenty-five percent (25%) of the reasonable replacement value thereof at the time of such damage or destruction, Landlord shall, except as otherwise provided herein, repair and/or rebuild the same with reasonable diligence. Tenant shall repair or restore with due diligence all trade fixtures, equipment and other installations theretofore installed by Tenant to the extent of Tenant’s obligations as set forth in Exhibit B and damaged or destroyed by such fire or casualty. If the Premises, the Building, the Property, or any portion of the Business Park owned by Landlord shall be damaged or destroyed (i) to the extent of twenty-five percent (25%) or more of the reasonable replacement value thereof at the time of such damage or destruction, or (ii) as a result of a risk which is not covered by insurance, or (iii) to any extent by any cause in the last three (3) years of the then current term of this Lease (unless Tenant shall have exercised prior to the date of said fire or other casualty any remaining option to extend the term of this Lease), then the Landlord may at its sole election restore or rebuild the Premises, the Building, the Property, or any portion of the Business Park, as the case may be, or terminate this Lease.

(b) If Landlord elects to terminate this Lease by reason of such damage or destruction, it shall give Tenant notice of its election within sixty (60) days after such damage or destruction. If Landlord is obligated to or elects to repair or rebuild, Landlord shall deliver to Tenant within seventy-five (75) days after the date of the casualty, Landlord’s good faith estimate of the time necessary to complete such repair or rebuilding. If the estimated time to completion exceeds two hundred seventy (270) days, Tenant shall have the right to terminate this Lease by notice to Landlord given within thirty (30) days after Tenant’s receipt of Landlord’s notice of estimated time to completion. If this Lease is not terminated by reason of such casualty damage, Landlord shall restore or rebuild reasonable diligence and Tenant shall replace or restore with reasonable diligence all trade fixtures, equipment and other installations theretofore installed by Tenant and damaged or destroyed by such fire or other casualty. Landlord’s obligation under this Section XIV shall be to restore or rebuild to no greater extent than its obligations in connection with the original construction as set forth in Exhibit B and shall be subject to zoning and building laws then applicable to the Premises. Landlord’s obligation under this Section XIV shall be limited to the proceeds received and retained by Landlord (net of any amounts required to be paid to Landlord’s mortgagee) under the insurance policy which is allocable to the Premises, and Landlord shall not be obligated to commence such repairs and/or rebuilding until such insurance proceeds are released to Landlord. Landlord shall not be liable for delays in the making of any such repairs which are due to governmental regulations, casualties, strikes, unavailability of labor and materials, and other causes beyond the reasonable control of Landlord. If the actual time to repair or rebuild exceeds two hundred seventy (270) days, Tenant may terminate this Lease by written notice to Landlord given within thirty (30) days after such 270-day period and received prior to completion of such repair or rebuilding, and such termination shall be effective upon receipt by Landlord of such notice.

(c) Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from reasonable delays in the making of any such repairs. If the Premises, or any part thereof, shall be damaged or destroyed by fire or other casualty, and if as a result thereof the Premises shall be rendered untenantable, then a just proportion of the Rent reserved hereunder shall be suspended or abated according to the extent to which Tenant may be reasonably required to discontinue its business in the Premises until the work of restoration to be done by Landlord as aforesaid shall be substantially completed.

(d) In the event Landlord elects to terminate this Lease pursuant hereto, the effective termination date shall be not less than thirty (30) days after the date on which a termination notice is received by Tenant, and the yearly Rent and Additional Rent shall be apportioned as of such date.

SECTION XV. EMINENT DOMAIN. If the whole of the Premises, the Building, the Property, or any portion of the Business Park owned by Landlord shall be taken by condemnation or rights of eminent domain (the words “condemnation” and “eminent domain” as used herein to include purchase in lieu thereof) hereinafter collectively referred to as “taking”, then the term of this Lease shall cease as of the date of the vesting of title or as of the day possession shall be taken thereunder, whichever is earlier. If twenty-five percent (25%) or more of the Property or the Premises or the Building or any portion of the Business Park owned by Landlord shall be taken, Landlord shall be entitled to terminate this Lease effective as of the day of vesting of title or as of the day possession shall be taken thereunder, whichever Landlord shall elect, by giving Tenant notice of its election within sixty (60) days of such vesting of title or taking of possession; but if Landlord does not elect to so terminate this Lease, it shall with due diligence restore the Premises and/or the Building and/or the Property and/or the Business Park to an architectural unit as nearly like its condition prior to such taking as shall be practical. If this Lease is not terminated as hereinbefore provided, all of the provisions hereof shall continue in effect, but in case there shall be a reduction of the net rentable area of the Premises by reason of such taking, the Rent and Additional Rent shall be equitably abated to the extent of the reduction of the net rentable area of the Premises from the time possession shall be taken for the balance of the term of this Lease.

In the event of restoration, Landlord’s obligation under this Section XV to restore shall be limited to the obligations of Landlord in connection with the original construction as set forth on Exhibit B and limited to the extent of the damages awarded for the taking and released to Landlord (net of any amounts required to be paid to Landlord’s mortgagee). Landlord’s obligations under this Section XV shall be subject to zoning and building laws then applicable to the Premises. Tenant shall repair or restore all trade fixtures or equipment and other installations theretofore installed by Tenant. All damages awarded for any such taking, shall belong to and be the property of Landlord whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee or otherwise; provided, however, that Tenant shall be entitled to receive and retain any amounts which may be specifically awarded to it by reason of the loss of its trade fixtures or furniture to the extent such award does not diminish Landlord’s award. Tenant shall have the right to prosecute any claim for its relocation or moving expenses.

SECTION XVI. INDEMNIFICATION. Except to the extent caused by or resulting from Landlord’s negligence, Tenant shall save Landlord harmless, and will exonerate and indemnify Landlord from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm or public authority on account of or based upon any injury to person, or loss of or damage to property, sustained or occurring on the Property on account of or based upon the act, omission, fault, or neglect of Tenant, its servants, agents, employees, licensees, invitees and guests or arising out of the use or occupancy of the Property by the Tenant or by any person claiming by, through or under Tenant.

In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall, at Tenant’s expense, resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord, it being agreed that such counsel as may act for insurance underwriters of Tenant engaged in such defense shall be deemed satisfactory.

SECTION XVII. PROPERTY OF TENANT. In addition to and not in limitation of other provisions of this Lease, Tenant covenants and agrees that all of its merchandise, furniture and property of every kind, nature and description which may be in or upon the Premises, Building, or Property, in the public corridors, or on the sidewalks, areaways, and approaches thereto, or parking area(s), if any, or entrusted to employees of Landlord before, during or after the term of this Lease, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed by any cause whatsoever, no part of said damage or loss shall be charged to or borne by Landlord. Tenant shall, at Tenant’s expense, obtain and keep in force “all risk” property insurance covering Tenant against damage to or loss of any personal property, fixtures and equipment of Tenant, and provide for coverage for the full replacement cost of such property Tenant hereby acknowledges and agrees that Landlord’s insurance does not cover any property of Tenant.

SECTION XVIII. INJURY AND DAMAGE. Except to the extent caused by or resulting from Landlord’s negligence, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow, or leaks from any part of the Building or parking area(s), if any, or from the pipes, appliances, or plumbing works or from the roof, street or subsurface or from any other place or from dampness or by any other cause of whatever nature, whether caused by other tenants or persons in the Building, or on the Property, or in any parking area(s), if any, or caused by operations in construction of any private, public or quasi-public work.

SECTION XIX. ASSIGNMENT, MORTGAGING, AND SUBLETTING. Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Premises, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Tenant, or for any use or purpose other than as stated herein, or be sublet or offered or advertised for subletting, without the prior written consent of Landlord in each and every case, which consent to any requested assignment or subletting shall not be unreasonably withheld or delayed. Tenant shall not sublet or assign all or any portion of the Premises (i) if the proposed subtenant is an existing tenant of Landlord or (ii) if the proposed subtenant is in lease negotiations with, or has received a lease proposal from, Landlord or its affiliates within the prior six (6) months. Not in limitation of the foregoing, Tenant’s request for Landlord’s consent to subletting or assignment shall be submitted in writing no later than thirty (30) days in advance of the proposed effective date of such proposed assignment or sublease, which request shall be accompanied by all reasonable information requested by Landlord. Tenant also shall promptly supply Landlord with financial statements and other information as Landlord may request, prepared in accordance with generally accepted accounting principles not more than ninety (90) days old when delivered to Landlord, indicating the net worth, liquidity and credit worthiness of the proposed assignee or subtenant in order to permit Landlord to evaluate the proposed assignment or sublease. Tenant agrees to reimburse Landlord for reasonable legal fees up to $1,500 and any other reasonable expenses and costs incurred by Landlord in connection with any proposed assignment or subletting.

Landlord’s consent shall be granted only if any and all rights contained within this Lease of expansion, extension, renewal, first offer, termination, and the like are deleted and/or waived by Tenant, and if requested by Landlord such assignee or subtenant, and only if the assignee or subtenant shall promptly execute, acknowledge, and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee or subtenant shall agree to be bound by and upon the covenants, agreements, terms, provisions and conditions set forth in this Lease (the “Assignment Agreement”). If Tenant shall sublet the Premises, having first obtained Landlord’s consent, at a rental in excess of the rent and additional rent due and payable by Tenant under the provisions of this Lease, fifty percent (50%) of such excess Rent and Additional Rent, after the deduction of the costs of the tenant improvements, reasonable legal fees and brokerage fees in connection with such sublease amortized over the term of such sublease, shall become the sole property of Landlord, it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant shall sublet the Premises at a rental less than that provided for herein.

Further, it is agreed that in lieu of withholding or granting its consent, Landlord may, within thirty (30) days of receipt of a request for consent from Tenant, cancel this Lease as to the entire Premises if Tenant requests an assignment or as to so much of the Premises as Tenant has proposed for subletting. If Landlord shall elect to cancel this Lease as to all or a portion of the Premises, it shall give Tenant written notice of its election, containing a “termination date” which shall be not less than sixty (60) or more than one hundred twenty (120) days from the receipt by Landlord of Tenant’s request to assign or sublet, and on that “termination date” Tenant shall surrender the Premises or portion thereof for which this Lease has been canceled, in accordance with the provisions of this Lease. If the cancellation shall be as to a portion of the Premises only, then the Rent and Additional Rent shall be adjusted proportionately to reflect said cancellation.

It is hereby expressly understood and agreed, however, if Tenant is a corporation, that the assignment, or transfer of this Lease, and the term and estate granted, to any corporation into which Tenant is merged or with which Tenant is consolidated, which corporation shall have a net worth at least equal to that of Tenant as of the date hereof and immediately prior to such merger or consolidation (such corporation being hereinafter called “Assignee”), without the prior written consent of Landlord shall not be deemed to be prohibited hereby, if, and upon the express condition that, Assignee and Tenant shall promptly execute, acknowledge, and deliver to Landlord the Assignment Agreement whereby Assignee shall expressly agree that the provisions of this Section XIX shall, notwithstanding such assignment or transfer, continue to be binding upon it with respect to all future assignments and transfers. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord mentioned in this Section XIX, it being expressly understood that such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent and/or Additional Rent from the Assignee, subtenant or occupant, and apply the net amount collected to the Rent and/or Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the Assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. No assignment, subletting or use of the Premises by any party shall affect the purpose for which the Premises may be used as stated in Section II. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under the Lease and for compliance with all the obligations of Tenant under the Lease.

SECTION XX. SIGNS, WINDOW TREATMENT, AND ADVERTISING. Except as hereinafter provided, Tenant may not place on the interior or exterior of the Premises (including both interior and exterior surfaces or doors and interior surfaces of windows) or on any part of the Building outside the Premises, any signs, symbol, advertisement or the like visible to the public view outside of the Premises. Any signs or letters in the public corridors or on the doors must be in accordance with a plan or sketch of the sign submitted to Landlord for written approval before installation, which installation shall be at the sole expense of Tenant. Landlord shall withhold consent for signs or lettering on the entry doors to the Premises, unless such signs or lettering conform to Building standards adopted by Landlord. All signage must be in accordance with all applicable laws. No signs may be installed in or on any window. Tenant may install its own window treatment, only if the same shall not in any way interfere with the Building standard blinds or be visible from the exterior of the Building.

Landlord agrees, however, to maintain a tenant directory in the lobby of the Building in which will be placed the Tenant’s name and the location of the Premises in the Building. Neither Landlord’s name, nor the name of the Building or any Center, Office Park or other complex of which the Building is a part, or the name of any other structure erected therein shall be used without Landlord’s consent in any advertising material (except on business stationery or as an address in advertising matter), nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner.

SECTION XXI. INSURANCE COMPLIANCE. Tenant will not do or omit to do or keep anything in, upon or about the Premises which may prevent the obtaining of any fire, liability or other insurance upon or written in connection with the Premises, the Building or the Property, or which may make any such insurance void or voidable, or which may create any extra premiums or increase the rate of any such insurance over that normally applicable to office buildings, unless the Tenant pays such extra or increased premiums.

SECTION XXII. INFLAMMABLES, ODORS. Tenant shall not bring or permit to be brought or kept in or on the Premises or elsewhere in the Building, any inflammable, combustible or explosive fluids, material, chemical or substance (other than small quantities of industrial solvents used in the normal course of cleaning and maintenance), or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to emanate from or permeate the Premises.

SECTION XXIII. DEFAULT. Any one of the following shall be deemed to be an “Event of Default”:

(a) Tenant’s failure to pay when due Rent, Additional Rent or other charges payable pursuant to this Lease and such failure continuing for five (5) days after written notice from Landlord.

(b) Failure on the part of Tenant to comply with any non-monetary term, condition, covenant, or requirement of this Lease and such failure continuing for ten (10) business days after Landlord has sent to Tenant written notice of such non-monetary default. If such non-monetary default is not capable of cure within said ten (10) business days, Tenant shall have such additional period of time as is necessary to cure said non-monetary default, so long as Tenant commences and diligently prosecutes to completion said cure, but in no event more than thirty (30) days.

(c) The commencement of any of the following proceedings: (i) the estate hereby created being taken on execution or by other process of law; (ii) Tenant or Guarantor (as defined in Section XLI) being judicially declared bankrupt or insolvent according to law; (iii) an assignment being made of the property of Tenant or Guarantor for the benefit of creditors; (iv) a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer being appointed to take charge of all or any substantial part of Tenant’s or Guarantor’s property by a court of competent jurisdiction; or (v) a petition being filed for the reorganization or rearrangement of Tenant or Guarantor under any provisions of the United States Bankruptcy Code now or hereafter enacted.

Tenant hereby expressly waives any and all common law and statutory notices to quit, and expressly agrees that the notice provisions contained herein shall be in lieu thereof. Upon an Event of Default, Landlord may, but shall not be obligated to, serve upon Tenant a notice of lease termination, which shall terminate the Lease upon service to Tenant.

If an Event of Default shall occur, then in addition to any other remedy Landlord may have at law or equity, Landlord may (i) apply the Security Deposit, if any, specified in Section XLI toward the satisfaction of such Event of Default or make demand under the Guaranty (as defined in Section XLI) without waiving any of Landlord’s other rights hereunder, (ii) cure Tenant’s Event of Default at Tenant’s cost and expense, and/or (iii) lawfully enter the Premises or any part thereof in the name of the whole or mail or deliver a notice of termination addressed to Tenant at the Premises, and upon entering or mailing as aforesaid repossess the same as the former estate of the Landlord and expel the Tenant and those claiming by, through or under the Tenant without being deemed guilty of any manner of trespass and without prejudice to any other remedies which the Landlord may have for arrears of Rent or Additional Rent or preceding breach of covenant.

Tenant covenants that in case of Lease termination, whether as aforesaid or otherwise, Tenant shall indemnify the Landlord against all losses Landlord may incur by reason of such termination; and at Landlord’s election, Tenant shall immediately be liable for, and pay to Landlord as damages, either (i) all such losses, including without limitation, all Rent, Additional Rent and other charges due pursuant to the Lease up until the normal expiration of the term of this Lease (had the Lease not been terminated), projected on the basis of experience under the Lease, together with all costs Landlord may incur in obtaining possession of, or in reletting the Premises (including without limitation attorneys’ fees, brokerage commissions, leasehold improvements, alterations, repairs and decorations to the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same), less the fair market rental value of the Premises until the normal expiration of the term of this Lease, together with interest at the rate of one and one-half percent (1.5%) per month until said monies are paid in full, or such lesser interest rate as may be permitted under applicable law, or (ii) all Rent, Additional Rent and other charges which would have been payable had the Lease not so terminated, payable upon the due dates specified herein (subject to offset for net rents actually received from reletting after subtraction of the expenses of reletting).

Landlord shall, to the extent required by applicable law, and not otherwise, use reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole discretion may determine (including a term different from the term of this Lease, rental concessions, and alterations to, and improvement of, the Premises). In no event shall Landlord be obligated to relet the Premises at below market rates; nor shall Landlord be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. In the event of reletting, Landlord shall have no liability to account to Tenant for any proceeds received from such reletting, except as otherwise expressly set forth herein.

All of Landlord’s rights and remedies under this Lease, or at law or equity, are cumulative, and may be exercised as Landlord sees fit.

SECTION XXIV. SUBORDINATION AND ESTOPPEL. This Lease is subject and subordinate in all respects to all mortgages which may now or hereafter be placed on or affect the real property of which the Premises are a part, or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Section XXIV shall be self-operative and no further instrument of subordination shall be required. Notwithstanding the generality of the foregoing provisions of this Section XXIV, Tenant agrees that any such mortgagee shall have the right at any time to subordinate any such mortgages or other instruments of security to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Tenant further covenants and agrees upon demand by Landlord’s mortgagee at any time, before or after the institution of any proceedings for the foreclosure of any such mortgages or other instruments of security, or sale of the Building pursuant to any such mortgages or other instruments of security (which agreement shall survive any such foreclosure sale), to attorn to such mortgagee or such purchaser upon any such sale and to recognize such purchaser as Landlord under this Lease, provided that Tenant’s possession shall not be disturbed except under the provisions of this Lease, and further agrees to execute any and all documents as such mortgagee may require to confirm such attornment within a reasonable time.

Tenant shall, from time to time, within ten (10) business days after request from Landlord, or from any mortgagee or potential mortgagee of Landlord, or any potential purchaser of the Building, or potential mortgagee of such purchaser, execute, acknowledge and deliver a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit E (“SNDA”) and an estoppel certificate (“Estoppel Certificate”) certifying, to the extent true, that this Lease is in full force and effect and unmodified (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that the term has commenced and the full amount of the Rent and Additional Rent then accruing thereunder; the dates to which the Rent and Additional Rent has been paid; that Tenant has accepted possession of the Premises and that any improvements required by the provisions of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; the amount, if any, that Tenant has paid to Landlord as a security deposit; that no Rent under this Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the SNDA and/or Estoppel

Certificate); that Tenant, as of the date of such SNDA and/or Estoppel Certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent or Additional Rent due or to become due hereunder; that, to the knowledge of Tenant, Landlord is not then in default under this Lease; and such other matters as may be reasonably requested by Landlord or any mortgagee or potential mortgagee of Landlord, or any purchaser of the Building, or potential mortgagee of such purchaser. Any SNDA or Estoppel Certificate may be relied upon by Landlord, any successor of Landlord, any mortgagees of Landlord or any prospective purchaser or mortgagee of the Building.

SECTION XXV. NOTICES. Any notice or demand by Tenant to Landlord shall be served by receipted hand delivery, or by Sheriff, Constable, or by certified mail, postage prepaid, or by recognized overnight courier, addressed to Landlord as set forth below, and any notice or demand by Landlord to Tenant shall be served by receipted hand delivery, or by Sheriff, Constable, or by certified mail, postage prepaid, or by recognized overnight courier to the Tenant as set forth below, except that notice of termination pursuant to Section XXIII shall be sufficient if sent regular mail postage prepaid to Tenant at the Premises only.

To Landlord:	NB MS NEBC LLC
60 State Street, Suite 1500
Boston, Massachusetts 02109-1803
facsimile 617-227-4727
telephone 617-723-7760

with a copy to:	Rappaport, Aserkoff & Gelles
60 State Street, Suite 1525
Boston, Massachusetts 02109-1803
facsimile 617-227-4727
telephone 617-227-7345

with a copy to:	New Boston Management Services, Inc.
60 State Street, Suite 1500
Boston, Massachusetts 02109-1803
facsimile 617-227-4727
telephone 617-723-7760

To Tenant:	FARO Technologies, Inc.
125 Technology Park
Lake Mary, Florida 32746
Attention: CFO
Facsimile 407-562-5268
telephone 407-333-9911

It is agreed that certified mail shall be conclusively deemed received three (3) business days after it is mailed, postage prepaid, and that an item sent by recognized overnight courier shall be conclusively deemed received the day it is scheduled to be delivered. Landlord and Tenant may each change their address for notices, as well as their phone number and facsimile number, by providing notice of such change to the other in the manner specified in this Section XXV.

SECTION XXVI. RULES AND REGULATIONS. Tenant will faithfully observe and comply with the Rules and Regulations annexed hereto and such other further Rules and Regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant. In the case of any conflict between the provisions of this Lease and any such Rules and Regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, or any other tenant’s servants, employees, agents, visitors, invitees or licensees.

SECTION XXVII. QUIET ENJOYMENT. The Tenant, on paying the said Rent and Additional Rent and performing the covenants of this Lease on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease for the term aforesaid and any extension thereof, free from disturbance by Landlord or anyone claiming by, through or under Landlord.

SECTION XXVIII. BINDING AGREEMENT. This Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Lease contains the entire agreement of the parties and may not be modified except by instrument in writing signed by the parties hereto.

SECTION XXIX. LANDLORD LIABILITY. Tenant agrees that it shall not hold any partner, shareholder, member, trustee, or beneficiary of Landlord personally responsible for any of the covenants of Landlord under this Lease, and in the event it has a claim against Landlord, Tenant shall look only to Landlord’s interest in the Building for recovery of any judgment from Landlord; it being specifically agreed that neither the Landlord nor anyone claiming by, through or under Landlord shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant.

SECTION XXX. SEISIN. In the event of a sale or other disposition of the Building and/or land underlying it by Landlord, Landlord shall be entirely free and relieved from the performance and observance thereafter of all covenants and obligations of Landlord hereunder, it being understood and agreed that the successor to Landlord’s ownership shall thereupon and thereafter assume and perform and observe, any and all of such covenants and obligations of Landlord.

SECTION XXXI. INSURANCE.

(a) Tenant shall maintain in full force and effect the following insurance written by one or more responsible companies with an A.M. Best rating of A-VIII or better, licensed to do business in the state in which the Premises is located in form and content reasonably satisfactory to Landlord, including, except as to subsection (2) of this Section XXXI, Landlord and Landlord’s managing agent as additional insureds, and Tenant shall keep deposited with the Landlord copies of all policies of insurance, or certificates thereof, with endorsements on such policies or certificates to the effect that such insurance shall not be cancelled by the insurer without at least fifteen (15) days prior notice to Landlord:

(1) Commercial General Liability insurance in the broadest form of such coverage as is available from time to time in the jurisdiction in which the Premises is located, applying to the use and occupancy of the Premises and all operations of the Tenant written on an occurrence basis with the following minimum limits: One Million Dollars ($1,000,000) each occurrence, Two Million Dollars ($2,000,000) general aggregate, and Two Million Dollars ($2,000,000) products and completed operations aggregate. Such coverage shall include personal injury, including death, to one or more than one person arising out of any one incident, premises and operations, products and completed operations, contractual liability coverage, broad form property damage liability (included completed operations of subcontractors) and personal and advertising injury liability coverage, and shall also include a minimum limit of Three Hundred Thousand Dollars ($300,000) for property damage to rented premises (per occurrence). At any time during the term hereof upon sixty (60) days’ notice, Landlord may require the Tenant to increase the amount of insurance required hereunder to a greater commercially reasonable amount as may be required by Landlord or recommended by Landlord’s insurance advisor or required by Landlord’s mortgagee.

(2) Worker’s compensation insurance in the minimum amount required by statute covering all employees of Tenant, and, if Tenant shall contract with any independent contractor for the furnishing of labor, materials or services to Tenant, Tenant shall require such independent contractor to maintain worker’s compensation insurance covering all its employees and all the employees of any subcontractor.

(3) Extended coverage property damage insurance covering Tenant’s personal property located at the Premises (furniture, fixtures and equipment on a replacement cost basis) and Tenant improvements, if any.

(b) Landlord’s Insurance Obligations. At all times during the term of this Lease, Landlord shall maintain in effect, on a non-self insured basis, commercial general liability insurance, including contractual liability coverage, “all risks” property insurance on a full replacement cost basis as to the Building, and from time to time such other coverage as Landlord may deem prudent.

It is specifically understood that Landlord’s insurance does not cover any personal property of Tenant and Tenant shall not make any claim for loss of or damage to such property against Landlord or Landlord’s insurance carrier and shall not permit its insurance carrier to make any claim for loss or damage to such property against Landlord or Landlord’s insurance carrier.

SECTION XXXII. SUBROGATION, INSURANCE PREMIUMS. Landlord and Tenant hereby waive any rights each may have against the other in connection with any of the damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Building or its contents, arising from covered causes of loss for which property insurance is carried or required to be carried pursuant to this Lease. Each party on behalf of their respective insurance companies insuring their respective property against any such loss, hereby waives any right of subrogation that it may have against the other party. Tenant’s insurance shall include, at Tenant’s expense, a waiver of subrogation clause or endorsement in favor of Landlord. Landlord’s insurance shall include at Landlord’s expense, a waiver of subrogation clause or endorsement in favor of Tenant.

SECTION XXXIII. REZONING. Tenant agrees that it shall not oppose any petition and/or application for rezoning or variance instituted by Landlord, its successors or assigns.

SECTION XXXIV. SEPARABILITY. If any provision or any part of any provision of this Lease, or if the application of any provision or any part of any provision of this Lease to any person, entity, or circumstance shall be held invalid by a court of competent jurisdiction, such invalidity shall have no effect on any other provision or any part of any other provision of this Lease or its application to any other person, entity, or circumstance.

SECTION XXXV. WAIVER OF TRIAL BY JURY. Landlord and Tenant agree that they shall, and hereby do, waive trial by jury in any action arising out of this Lease or Tenant’s use and occupancy of the Premises.

SECTION XXXVI. NO WAIVER. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall constitute an eviction by Landlord, nor be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of this Lease, or any of the Rules and Regulations set forth in this Lease or hereafter adopted by Landlord, shall not constitute a waiver in any respect nor prevent a subsequent act, which originally constituted a violation from having all force and effect of an original violation. The receipt by Landlord of Rent or Additional Rent with knowledge of the breach of any provision of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent or Additional Rent herein stipulated shall be deemed to be other than on account, nor shall any endorsement or statement on any check, nor any letter accompanying any check or payment as Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or Additional Rent or pursue any other remedy in this Lease provided.

SECTION XXXVII. REMOVAL OF GOODS AND TENANT’S REPAIRS; HOLDING OVER. At the expiration or sooner termination of this Lease, Tenant will remove its goods and effects (except as elsewhere provided herein) and will peaceably yield up to the Landlord the Premises in as good order and condition as when delivered to it, excepting ordinary wear and tear (which shall not be deemed to include holes in walls or floors or special wiring caused by installation of Tenant’s fixtures or equipment), and damage by fire or unavoidable casualty.

The Tenant shall be responsible for all damages or injury to the Premises, fixtures, appurtenances and equipment of Landlord, and to the Building and the Property, caused by Tenant’s installation or removal of furniture, fixtures or equipment. If requested by Tenant, by notice given not later than thirty (30) days prior to the date of expiration or earlier termination (other than by reason of an Event of Default) of the term of this Lease, Landlord and Tenant shall conduct a walk-through of the Premises and any common corridors of the Building through which Tenant’s Removable Property and other goods and effects would likely be removed, at a mutually convenient time within three (3) business days prior to Tenant’s scheduled moving date. Without regard to whether Tenant requests such a pre-move inspection, Tenant shall reimburse Landlord for costs reasonably incurred by Landlord to repair or replace damage resulting from Tenant’s removal from the Building, provided only that Landlord notifies Tenant within seven (7) business days after Tenant’s removal of the nature of the damage Landlord intends to repair or restore and affords Tenant an opportunity to inspect, within three (3) business days after such notice is received by Tenant, such damage. Reimbursement shall be made by Tenant on demand by Landlord accompanied by receipts in reasonable detail, for the work performed or replacement items acquired. If Tenant fails to remove any of Tenant’s Removable Property or any other of its goods or effects, Landlord shall have the right to remove such goods, effects, equipment fixtures or furniture from the Premises and dispose of the same at Tenant’s sole cost. In the event Tenant or any party claiming by, through or under Tenant shall hold over in the Premises or any part thereof after the termination or expiration of the term of this Lease, such holding over shall constitute and be construed as a tenancy at sufferance only, provided that all the provisions of this Lease shall apply except that the Rent set forth in Section IV shall be calculated at a daily rate equal to the greater of one hundred fifty percent (150%) of the daily Rent reserved in said Section IV, or one hundred percent (100%) of the then fair market rent of the Premises. Nothing contained in this Section XXXVII shall be construed as Landlord’s consent to Tenant or any party claiming by, through or under Tenant holding over.

SECTION XXXVIII. CAPTIONS, PLURAL, GENDER. The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provisions hereof. Whenever a masculine or singular pronoun is used in this Lease, it shall include the feminine and plural thereof whenever the context so permits or requires.

SECTION XXXIX. BROKERAGE. Tenant and Landlord each covenant to the other that it has dealt with no broker other than the brokers specified at the end of this Section XXXIX (the “Brokers”), as Tenant’s Broker and as Landlord’s Broker, in locating the Premises and in negotiating this Lease, and Tenant and Landlord each further covenant and agree with the other that it shall hold the other harmless from any and all claims which may be asserted by any real estate broker other than the Brokers identified below in connection with the Premises or for any transaction involving this Lease or Premises.

Tenant’s Broker:	CRESA Partners

Landlord’s Broker:	CB Richard Ellis

SECTION XL. HAZARDOUS WASTE.

(a) For the purpose of this Section XL, “Hazardous Substance” shall mean any waste, substance or other material which may be dangerous to health or environment, including, without limitation, all “hazardous waste”, “hazardous material”, “hazardous substance”, “toxic substance”, “oil”, “infectious medical waste” and “hazardous medical waste” as defined in any federal, state, or local law, regulation or ordinance, or otherwise”.

(b) Tenant shall not dump, flush or in any way introduce any Hazardous Substance, which are regulated under the Resource Conservation and Recovery Act of 1976, as amended, (42 U.S.C. Section 6901, et seq. “RCRA”) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (42 U.S.C. 9601 et seq. “CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat 1613, et seq., and/or any other applicable municipal, federal, or state law, into the sewerage, drainage or other waste disposal system serving the Premises, the Building or the Property.

(c) Tenant shall not generate, use, store or dispose of any Hazardous Substance regulated under RCRA, CERCLA, SARA and/or any other applicable municipal, federal or state environmental law, in or on the Premises, the Building or the Property, nor transport any Hazardous Substance from the Premises, the Building or the Property except in compliance with RCRA, CERCLA, SARA, and any other applicable municipal, federal or state environmental law.

(d) Tenant shall promptly notify Landlord in writing of any incident in the Premises, or the Building or the Property which might require the filing of a notice under any statute described in Section XL(b) of this Lease.

(e) Tenant shall indemnify and hold Landlord harmless from any and all costs, liabilities, demands, claims, civil or criminal actions, or causes of action, civil or criminal penalties, fines, losses, liens, assessments, damages, liabilities, costs, disbursements, expenses or fees of any kind or any nature (including without limitation all clean-up costs and attorneys’ fees) which may at any time be imposed upon, incurred by or asserted or awarded against Landlord arising out of or on account of Tenant’s failure to comply with the provisions of Section XL of this Lease, whether due to any action or non-action of Tenant.

(f) The provisions and covenants of this Section XL shall survive the expiration or earlier termination of the term of this Lease.

SECTION XLI. SECURITY DEPOSIT; GUARANTY.

(a) Security Deposit. None.

(b) Guaranty. None.

SECTION XLII. LANDLORD’S RIGHT TO PERFORM FOR TENANT. Landlord shall have the right, but shall not be required, to pay such sums and do any act, whether the same requires the expenditures of monies or not, which may be necessary or appropriate by reason of failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand the cost of performing the same, plus interest at one and one-half percent (1.5%) per month of such cost, or such lesser interest rate as may be allowed under applicable law; and if Tenant shall default in such payment, Landlord shall have the same rights and remedies as Landlord has hereunder for the failure of Tenant to pay the Rent or Additional Rent. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease, and the exercise of these rights shall not be deemed an obligation of Landlord to perform such right in the future.

SECTION XLIII. GOVERNING LAW. This Lease shall be governed by the provisions hereof and by the laws of the state in which the Premises are located.

SECTION XLIV. RELOCATION. Landlord reserves and is hereby granted the right, upon not less than sixty (60) days written notice to Tenant to relocate Tenant and to substitute other premises within the Building for the Premises originally leased hereunder for all uses and purposes as though originally leased to Tenant at the time of the execution of this Lease, provided, however, that the substituted premises shall contain an area not less than the approximate square footage contained in the Premises, without any increase in Rent payable hereunder, shall be comparable in terms of layout (number of offices, number of windows), and shall be in a generally equally visible area of the Building. Landlord shall pay the furniture and equipment moving and installation costs reasonably incurred by Tenant in connection with such relocation, Tenant’s costs of wiring and cabling the substituted premises, and costs of new stationery if made necessary by such relocation.

SECTION XLV. FORCE MAJEURE. In the event that either party shall be delayed or hindered in or prevented from the performance of actions required under this Lease, by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reasons of a like nature not the fault of the party delayed in performing work or doing the acts required, then performance of such act shall be excused for the period of the delay and the period for such party’s performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section XLV shall in no event operate to excuse Tenant from the prompt payment of Rent or Additional Rent, or excuse performance due to lack of funds. In any case where work is to be paid for out of insurance proceeds of condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payments, for delays in the collection of such proceeds or awards.

SECTION XLVI. FINANCIAL INFORMATION. Within fifteen (15) days after written request by Landlord, from time to time, Tenant shall supply to Landlord and to any lender, purchaser or prospective lender or purchaser designated by Landlord a current financial statement, including a balance sheet and income statement, certified to be true and correct by an officer of the Tenant and prepared in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, Tenant shall not be obligated to deliver any financial statements to Landlord so long as Tenant’s capital stock is listed on any national stock exchange in the United States and current financial information is available through public or government sources.

SECTION XLVII. PARKING. Tenant shall have the right to use without additional payment, on a non-exclusive basis, up to 3.5 parking spaces for each 1,000 rentable square feet leased by Tenant from Landlord throughout the entire term of this Lease (or 18 spaces based upon 5,096 rsf), and any extensions thereof . Tenant shall comply with such registration or identification standards as shall be reasonably established from time to time, and Tenant shall use only that portion of the parking facilities as may be designated for use by Tenant from time to time, it being understood and agreed that Landlord shall have the right to establish and enforce such reasonable policies, rules and regulations as Landlord and/or the parking operator has issued or may issue to facilitate the operation and management of the parking facilities.

SECTION XLVIII. MULTIPLE COUNTERPARTS. This Lease may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.

SIGNATURES ARE CONTAINED ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

Landlord:
NB MS NEBC LLC

By:	New Boston NEBC LLC,
its sole Member

By:	New Boston NEBC Limited Partnership,
its Manager

By:	New Boston Fund IV, Inc.,
its General Partner

By	/s/ Jon Gillman
hereunto duly authorized

Tenant:
FARO TECHNOLOGIES, INC.

By	/s/ Jay W. Freeland
Its